EXHIBIT 99.1

Jon Harris
BALLY TOTAL FITNESS
Vice President, Communications
(773) 864-6850
jharris@ballyfitness.com

Carreen Winters
MWW GROUP
201-507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS THIRD QUARTER 2004
OPERATING HIGHLIGHTS

Operating Highlights:

  Gross committed membership fees grew 11% in the third quarter 2004 vs. 2003
  Number of new joining members increased 14% in the third quarter over the prior year quarter
  Same club gross committed membership fees grew 4% during the third quarter, 10% for the nine months ended September 30, 2004
  Company expects to report net loss for the third quarter 2004

CHICAGO (BUSINESS WIRE) –November 18, 2004 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced selected operating data for the third quarter ended September 30, 2004. Membership sales trends continued to show improvement during the quarter with gross committed membership fees growing 11% during the third quarter of 2004 and 16% for the nine months ended September 30, 2004 over the comparable prior year periods. New membership joins increased 14% during the third quarter of 2004 and grew 23% for the nine months ended September 30, 2004 over the comparable prior year periods. October 2004 gross committed membership fees increased 12% over the prior year period while the number of new joining members increased 21%. The Company expects to report a net loss for the three and nine months ended September 30, 2004. Total members grew 2% to 4,040,000 at September 30, 2004 from 3,956,000 at December 31, 2003.

As of November 18, 2004, the Company had no outstanding advances under the $100 million revolving credit portion of its $275 million credit facility, except for $8.7 million in letters of credit.

Selected Operating Data

The following operating data reflect membership sales and cash flow data. Since this data is not affected by the Company’s revenue recognition policy, the Company does not expect these items to change as a result of the recently announced restatements. In addition, the following operating data has not been reviewed by KPMG LLP and therefore is subject to change, which changes may be material individually or in the aggregate.

The following table shows new membership originations and other key data for the three and nine months ended September 30, 2004 and 2003:

	Three months ended			Nine months ended
Operating Data	September 30			September 30

(in thousands except monthly data)	2004	2003	% Chg	2004	2003	% Chg

New joining members	260	229	14%	873	710	23%
Average committed monthly fee (dollars)	$37.99	$37.98	0%	$38.27	$39.72	-4%
Average committed duration (in months)	29.7	30.8	-4%	29.6	30.6	-3%
Gross committed membership fees:
Total Company	$293,430	$264,586	11%	$989,620	$852,620	16%
Same club	$272,130	$260,854	4%	$917,970	$836,016	10%
Members (end of period)	4,040	3,975	2%	4,040	3,975	2%

Gross committed membership fees is a measure which includes the total potential future value of all initial membership fee revenue, dues revenue, earned finance charges and membership-related products and services revenue from new membership sales originations in a period. It is measured on a gross basis before consideration of any uncollectible amounts. We track gross committed membership revenue as an indicator of the success of our current sales activities and believe it to be a useful measure to allow investors to understand current trends in membership sales.

The following table shows selected cash flow and balance sheet data:

(in thousands)	2004

				Nine months
Cash flow	Three months ended			ended

	March 31	June 30	Sept. 30	Sept. 30

Cash provided by operating activities	$9,373	$16,674	$808	$26,855
Cash used in investing activites	(10,081)	(11,351)	(8,087)	(29,519)

Free cash flow (deficit)	$(708)	$5,323	$(7,279)	$(2,664)

Selected balance sheet data	As of

	March 31	June 30	Sept. 30

Cash & equivalents	$13,113	$12,520	$25,331
Total debt	731,751	723,363	747,734

Net debt	$718,638	$710,843	$722,403

The variance in cash provided by operating activities between the second and third quarters of 2004 is largely due to the fluctuation in accounts payable and accrued liabilities.

On November 15, 2004, the Company announced that it has commenced the solicitation of consents to waivers of defaults from holders of its $235 million 10-1/2% Senior Notes due 2011 and $300 million 9-7/8% Senior Subordinated Notes due 2007 under the indentures governing the notes. These defaults relate to the Company’s failure to timely file its financial statements with the Securities and Exchange Commission and deliver such financial statements to the trustee under the indentures. No assurances can be given that the Company will obtain the requested waivers or a default under the indentures will not occur in the future.

The lenders under the Company’s $275 million secured credit facility have foregone any requirement for receipt from the Company of financial statements filed with the SEC. However, the credit agreement provides for a cross-default 10 days after delivery to Bally of a default notice under its indentures. As a result, the delivery of a default notice under its indentures to Bally could ultimately result in acceleration of the Company’s obligations under the credit facility and the indentures.

Bally will be hosting a conference call on Thursday, November 18, 2004, at 3:30 p.m. Central Time. The conference call and the replay can be accessed through the Company’s web site at www.ballyfitness.com.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, China, Korea and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit http://www.ballyfitness.com.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC investigation and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; Bally’s ability to secure consents under its debt instruments, including waivers of existing and future reporting covenant defaults under its public note indentures; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.